UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 16, 2015

Moody National REIT I, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55200	26-1812865
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2015, Moody National REIT I, Inc. (the “Company”) entered into an Agreement of Purchase and Sale for the acquisition of a hotel property located in Frazer, Pennsylvania, commonly known as the Hampton Inn Philadelphia Great Valley Malvern (the “Great Valley Hotel”), from the current tenant-in-common owners of the Great Valley Hotel for an aggregate purchase price of $11,000,000, excluding acquisition costs. The Company intends to finance the acquisition of the Great Valley Hotel with proceeds from its ongoing public offering and financing secured by the Great Valley Hotel.

The Great Valley Hotel is a five-story limited service hotel facility built in 1998 and renovated in 2004. The Great Valley Hotel features 125 rooms, including 115 standard guestrooms and 10 suites. The Great Valley Hotel includes 630 square feet of meeting space, a business center, a fitness center, an outdoor pool, and appropriate back-of-the-house facilities.

The acquisition of the Great Valley Hotel is subject to substantial conditions to closing, including: (1) the sale of a sufficient number of shares of the Company’s common stock in the Company’s public offering to fund a portion of the purchase price for the Great Valley Hotel; (2) the Company’s ability to obtain appropriate financing secured by the Great Valley Hotel; and (3) the absence of a material adverse change to the Great Valley Hotel prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Great Valley Hotel on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: January 20, 2015	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President